Filed Pursuant to Rule 433
Registration Statement No. 333-227001

July 31, 2021 RBC Emerging Market Tactical Equity Total Return IndexPerformance Factsheet Index (USD) 1Y 5Y Base 1Y 5Y Base Best Worst (%) DUW5 1Y 5YIndex (I) 17.4 17.9 17.1 1.44 0.23 0.21 82.8 -36.8 -36.9 42 0.77 0.64Benchmark (B) 15.4 16.1 20.4 1.40 0.65 0.17 113.5 -61.3 -65.2 117 1.00 1.00Variation (I) - (B) 2.0 1.8 -3.2 0.03 -0.43 0.04 -30.6 24.6 28.4 -74 - - Index (USD) 1M 3M YTD 1Y 3Y 5Y Base ’16 ’17 ’18 ’19 ’20Index (I) -2.2 -1.6 2.6 24.1 -2.9 3.4 2.7 5.8 31.4 3.5 -2.0 -9.7Benchmark (B) -6.7 -4.4 0.2 20.6 7.9 10.4 2.0 11.2 37.3 -14.6 18.4 18.3Variation (I) - (B) 4.5 2.8 2.4 3.5 -10.8 -6.9 0.7 -5.4 -5.9 18.1 -20.5 -28.0The Index provides exposure to either Emerging Markets equities or cash (the FederalFunds rate). This allocation determination is based on monthly observations of a predefinedTactical Trigger: the 100 daily moving average (100 DMA) of the iShares MSCIEmerging Markets ETF (Bloomberg: EEM US Equity; the ETF). The Index obtains exposureto Emerging Markets equities by tracking the performance of the futures contract.On the specified monthly determination date, if the ETF is at or above its 100 DMA (abullish trend), the Index will allocate to equity via the MSCI Emerging Markets futurescontract plus the Federal Funds rate (to replicate the total return) or only to the FederalFunds rate if the ETF is below its relevant 100 DMA (a bearish trend).Index Objectives:The RBC Emerging Market Tactical Equity TotalReturn Index is designed to meet or exceed riskadjustedreturns relative to the benchmark byoptimizing asset allocation between EmergingMarkets equities and cash. This dynamic assetallocation is implemented by observing bullish orbearish trends in Emerging Markets equities, ona monthly basis, to determine the exposure untilthe next monthly observation.Index Ticker Symbols:Bloomberg: RBCEETUT IndexThomson Reuters: .RBCEETUTIndex Launch Date:February 18, 2019Index Base Date:October 31, 2007Asset Class:EquityFixed Income (Cash)Allocations:MSCI Emerging Markets Futures contractFederal Funds RateLast Allocation Date:Benchmark:MSCI EM Net Total Return USD IndexBloomberg: M1EF IndexThomson Reuters: .MIEF00000NUSLiquidity:The Index tracks equity futures and cash. Thetracked futures contract averages significantly inexcess of $1bn in daily trading volume.Availability:Investors cannot invest directly in the Index.The Index can be used as an underlying forvarious investment vehicles to provide exposureto investors. Performance1, 2 – Total Return (USD)Index Description 2 Source: Solactive AG, Bloomberg, RBC Capital Markets3 Based on daily returns, annualized with a 252-day factor4 Based on the average of daily excess returns against Fed Funds, annualized with a 252-day factor5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back totheir respective previous highest level after a market decline July 14, 20211 Daily data from October 31, 2007 to July 31, 2021. Index re-based to 100 on October 31, 2007. Pleasesee the final page for important information about the presentation of the performance informationset forth in this document2060100140180Oct 07 May 09 Nov 10 May 12 Nov 13 Jun 15 Dec 16 Jun 18 Dec 19 Jul 21IndexBenchmark Page 1 of 4

July 31, 2021 Allocation History1 (over last 12 months) $20$25$30$35$40$45$50$55$60Jul 17 Jan 18 Jul 18 Jan 19 Jul 19 Jan 20 Jul 20 Jan 21 Jul 21EEM Price July 12, 2021 July 14, 2021 0% 100% TBD** TBD**June 14, 2021 June 16, 2021 100% 0% -0.7% -1.9%May 17, 2021 May 19, 2021 0% 100% 0.0% 3.4%April 12, 2021 April 14, 2021 100% 0% -0.4% -0.5%March 15, 2021 March 17, 2021 100% 0% -1.2% -0.3%February 12, 2021 February 17, 2021 100% 0% -6.2% -6.9%January 11, 2021 January 13, 2021 100% 0% 6.0% 6.0%December 14, 2020 December 16, 2020 100% 0% 7.8% 8.1%November 16, 2020 November 18, 2020 100% 0% 5.2% 4.7%October 12, 2020 October 14, 2020 100% 0% 6.5% 6.4%September 14, 2020 September 16, 2020 100% 0% 1.6% 1.8%August 17, 2020 August 19, 2020 100% 0% 2.0% 1.7% Allocation Snapshot (as of July 31, 2021) Characteristics Snapshot Monthly Returns (%, as of July 31, 2021)Index 2021 2.9% 0.9% -0.7% 1.1% -0.9% 1.6% -2.2% 2.6%2020 -6.1% -3.8% -23.8% 0.0% 0.0% 0.1% 8.5% 2.9% -0.8% 1.2% 9.1% 7.3% -9.7%2019 0.2% 1.0% 1.2% 2.4% -6.1% 0.2% -2.2% -7.4% -2.0% 4.1% -0.2% 7.7% -2.0%2018 8.2% -5.8% 0.4% -0.2% 0.1% 0.1% 0.2% 0.2% 0.2% 0.2% 0.2% 0.2% 3.5%2017 2.4% 1.8% 3.4% 1.9% 2.6% 1.0% 5.7% 2.1% 0.1% 3.3% -0.3% 3.7% 31.4%2016 0.0% 0.0% 3.4% 0.6% -3.9% 4.4% 5.6% 0.8% 2.9% -1.0% -6.7% 0.0% 5.8%2015 0.0% 0.3% -1.4% -0.7% -4.0% -2.5% 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% -8.0%Benchmark 2021 3.1% 0.8% -1.5% 2.5% 1.1% 1.3% -6.7% 0.2%2020 -4.7% -5.3% -15.4% 9.2% 0.8% 7.4% 8.9% 2.2% -1.6% 2.1% 9.2% 7.4% 18.3%2019 8.8% 0.2% 0.8% 2.1% -7.3% 6.2% -1.2% -4.9% 1.9% 4.2% -0.1% 7.5% 18.4%2018 8.3% -4.6% -2.0% -0.3% -3.5% -4.2% 2.2% -2.7% -0.5% -8.7% 4.1% -2.6% -14.6%2017 5.5% 3.1% 2.5% 2.2% 3.0% 1.0% 6.0% 2.2% -0.4% 3.5% 0.2% 3.6% 37.3%2016 -6.5% -0.2% 13.2% 0.5% -3.7% 4.0% 5.0% 2.5% 1.3% 0.2% -4.6% 0.2% 11.2%2015 0.6% 3.1% -1.4% 7.7% -4.0% -2.6% -6.9% -9.0% -3.0% 7.1% -3.9% -2.2% -14.9%Date Last NextDetermination July 12, 2021 August 16, 2021Allocation July 14, 2021 August 18, 20211 Determination Date was two business days prior to Allocation Date* Performances between current and next Allocation Date;Current AllocationiShares MSCI Emerging Market ETF (EEM)100 DMAAs of Last Determination Date (July 12, 2021) Emerging Market (EEM) 53.60 1.2% BELOW 100 DMAAs of Month End (July 31, 2021) Emerging Market (EEM) 51.60 -4.3%** To be determined on the next Allocation Date (August 18, 2021)100% Fixed Income(as of July 14, 2021) Page 2 of 4

July 31, 2021 Summary of Index Methodology: RBC Emerging MarketTactical Equity Total Return Index100-day Moving AverageiShares MSCI EM ETF(EEM)Tactical Trigger – Determined 2 Trading Days Before AllocationMonthly Allocation – Is Tactical Trigger Bullish or Bearish?MSCI EM Future+Federal Funds RateFederal Funds RateBullish Tactical TriggeriShares MSCI EM ETF Spotabove the Tactical TriggerBearish Tactical TriggeriShares MSCI EM ETF Spotbelow the Tactical Trigger OR Page 3 of 4

July 31, 2021 This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBCCapital Markets’ Research Department.This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may beamended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on therelevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled fromsources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives hasundertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into anytransaction by any RBC entity.All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the dateand time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade andstatistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of suchinvestments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk ofilliquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss.This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of thetype described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax,regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accountingimplications in any applicable jurisdiction, and we are not advising you in respect of such matters.Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in thecapacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary.RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (memberFINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets(Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorizedby the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.)Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, youshould read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete informationabout us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank ofCanada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling tollfreeat 1-877-688-2301.® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.Important Information About the Historical Performance of the IndexThe Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypotheticalback-tested information.The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for allfinancial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypotheticalperformance data in this document. For example, the futures contracts and ETF upon which the Index is based did not exist during all the periods shown; accordingly,we have used other related financial assets for those periods, when needed. In addition, please note that the back-tested performance of the Index set forth in thisdocument does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index.For the full Index methodology, please visit the following link: www.solactive.com Page 4 of 4